EXHIBIT 23.3

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS. TEXAS  75244

September 14, 2012

Cimarex Energy Company

1700 Lincoln Street

Suite 1800

Denver, Colorado 80203-4518

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton, to references to our review of proved oil and gas reserves for the years ended December 31, 2011, 2010, and 2009, of Cimarex Energy Company (Cimarex) presented in our letter reports dated January 20,2012, January 19, 2011, and January 29,2010. We further consent to the incorporation of information contained in our letter reports under the heading “Experts” in the Registration Statement on Form S-3 of Cimarex to be filed during September 2012.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716